Exhibit 99.1

Altaba Inc.

Statement of Assets and Liabilities

As of September 30, 2025

($ in thousands, except per share amounts)

(unaudited)

ASSETS
Investments at fair value (cost $277,008)	$277,623
Dividend receivable	45
Income tax receivable	584,944
Other assets	239

Total assets	$862,851

LIABILITIES
Deferred and other tax liabilities	$13,047
Payable to directors, officers and employees	13,794
Payable to advisor	30
Accrued expenses	1,429
Income tax payable	2,357
Other liabilities	357

Total liabilities	$31,015

Total net assets	$831,837

NAV per share	$1.60

Shares outstanding rollforward:
Shares outstanding at September 30, 2025 and December 31, 2024	519,511,366